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Exhibit 10.30

BONUS AGREEMENT

The intention of this Bonus Agreement, by and between Ditech Communications Corporation (the "Company") and Robert T. DeVincenzi ("DeVincenzi"), dated December 21, 2001, is to define the bonus payment payable to DeVincenzi for services performed from November 1, 2001 through January 1, 2003. This bonus payment is in addition to DeVincenzi's Base Pay and the Commission Payments due DeVincenzi pursuant to the FYE 2002 Ditech Communications Compensation Plan and his associated Commission Rider.

It is the intent of the parties to create a structure to compensate DeVincenzi during the Period (as defined below) either through the payment of cash bonus earned during this period or via stock option gains available to DeVincenzi during the Period.

DEFINITIONS

        "Bonus Payment" shall mean the lawful money of the United States of America in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) reduced by the amount of such actual [or potential] gain realized by DeVincenzi upon the exercise of his Stock Options (as defined below) and the subsequent sale of the stock acquired thereunder.

        "Cause" shall mean DeVincenzi's (i) conviction of any crime involving dishonesty; (ii) participation in any fraud against the Company; (iii) serious misconduct or willful violation of the Company's policies, as determined by the Company in its sole discretion; or (iv) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical (excluding self-inflicted incapacitation) or mental disability shall not constitute Cause.

        "Good Reason" shall mean DeVincenzi's good faith reason for electing to terminate his employment with the Company because, in DeVincenzi's reasonable discretion, the Company has directed DeVincenzi to violate a reasonable and customary code of business ethics so as to cause loss, damage or injury to either (i) DeVincenzi's reputation, (ii) the Company or (iii) the property or reputation of a client of the Company.

        "Period" shall mean April 1, 2001 through January 1, 2003.

        "Open Market Window" shall mean a period of time during which an officer of the Company can exercise stock options granted by the Company and sell Company common stock.

        "Stock Options" shall mean options to purchase Company common stock granted to DeVincenzi by the Company at any time on or after the date of his employment with the Company through April 1, 2001.

BONUS PAYMENT

The Bonus Payment will be payable to DeVincenzi on January 1, 2003, unless the following condition exists:

    If the fair market value of the common stock of the Company exceeds Twenty-Five Dollars ($25) per share for at least three (3) weeks during any Open Market Window during the Period, this Bonus Agreement shall terminate and no Bonus Payment shall be paid.

TERMINATION

In the event that DeVincenzi's employment with the Company is terminated during the Period for Cause, the amount of the Bonus Payment due (as adjusted for any actual [or potential] gain realized pursuant to the exercise of the Stock Options and the subsequent sale of the stock acquired thereunder) shall be calculated pro rata from November 1, 2001 (i.e., the number of days of employment completed multiplied by the value of the Bonus Payment applied on a per day basis) and shall be due and payable in full within two (2) weeks following termination.

In the event that DeVincenzi terminates his employment with the Company during the Period for Good Reason, the Bonus Payment (as adjusted for any actual [or potential] gain realized pursuant to the exercise of the Stock Options and the subsequent sale of the stock acquired thereunder) shall be due and payable in full within two (2) weeks following termination.

EMPLOYEE:

JANUARY 3, 2002 Date	/s/ ROBERT DEVINCENZI ROBERT DEVINCENZI
ACCEPTED AND AGREED:
COMPANY:	DITECH COMMUNICATIONS CORPORATION, a Delaware corporation
JANUARY 3, 2002 Date	/s/ WILLIAM J. TAMBLYN
Name:	William J. Tamblyn
Title:	Vice President Finance and Chief Financial Officer

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BONUS AGREEMENT